Exhibit 99.1

INVESTOR CONTACT: Avelina Kauffman Websense, Inc. (858) 320-9364 akauffman@websense.com	MEDIA CONTACT Patricia Hogan Websense, Inc. (858) 320-9393 phogan@websense.com

NEWS RELEASE

Websense Reports First Quarter 2013 Results

•	Record first quarter billings of $81.8 million, up 1.5 percent year-over-year

•	TRITON solution billings of $54.7 million comprised 67 percent of total billings

•	Company reiterates its 2013 annual guidance

SAN DIEGO—April 25, 2013—Websense, Inc. (NASDAQ: WBSN) today announced financial results for the first quarter of 2013.

“Our first quarter results reflect the continued strength of our Websense® TRITON® solutions, which increased 11.6 percent year-over-year and represented 67 percent of total billings in the quarter,” said John McCormack, Websense CEO. “We are particularly pleased with the 19 percent increase in transactions greater than $100k. This demonstrates the strength of our core business and the appeal of TRITON to our larger enterprise target customers. Our recent sales expansion is already showing benefits with an increased sales pipeline for the second quarter and the rest of the year. We remain confident in our ability to execute successfully on the growing market opportunity for advanced security solutions, and to deliver sustained and profitable billings growth.”

First Quarter 2013 GAAP Financial Highlights

•	Revenues of $87.5 million, compared with $89.5 million in the first quarter of 2012.

•	Software and service revenues of $80.1 million, compared with $82.0 million in the first quarter of 2012.

•
Appliance revenues of $7.4 million, which consisted of approximately $6.5 million in current-period appliance sales and approximately $0.9 million of deferred appliance revenue primarily from pre-2011 appliance sales, compared with $7.5 million of appliance revenues in the first quarter of 2012, which consisted of approximately $5.8 million in current-period appliance sales and $1.7 million of deferred appliance revenue primarily from pre-2011 appliance sales.

•
Operating income of $3.5 million, compared with $10.7 million in the first quarter of 2012, as we incurred increased operating expenses primarily related to our sales force expansion, which was substantially completed in the quarter.

•	Benefit from income taxes of $0.3 million, compared with a provision for income taxes of $11.7 million in the first quarter of 2012.

•	Net income of $2.8 million, or eight cents per diluted share, compared with a net loss of $1.8 million, or five cents per diluted share, in the first quarter of 2012.

•	Weighted average diluted shares outstanding of 36.8 million, compared with 37.6 million in the first quarter of 2012.

•	Cash flow from operations of $29.2 million, compared with $22.4 million in the first quarter of 2012.

•	Quarter-end accounts receivable of $57.9 million, compared with $61.9 million at the end of the first quarter of 2012.

•	Days billings outstanding of 64 days, compared with 69 days at the end of the first quarter of 2012.

•	Deferred revenue of $395.4 million, compared with deferred revenue of $384.1 million at the end of the first quarter of 2012.

First Quarter 2013 Non-GAAP1 Financial Highlights

•
Total billings of $81.8 million, an increase of 1.5 percent compared with the first quarter of 2012. Changes in currency exchange rates, compared with exchange rates prevailing in the first quarter of 2012, did not materially impact first quarter 2013 billings performance.

•	TRITON solution billings of $54.7 million, an increase of 11.6 percent compared with the first quarter of 2012.

•
Non-GAAP operating income of $10.0 million, compared with non-GAAP operating income of $17.8 million in the first quarter of 2012. Non-GAAP operating margin in the first quarter of 2013, calculated as a percentage of revenues, was 11.4 percent, compared with 19.9 percent in the first quarter of 2012. We incurred increased operating expenses in the first quarter of 2013 primarily related to our sales force expansion which was substantially completed in the quarter.

•
Billings-based operating margin of 5.6 percent, compared with billings-based operating margin of 11.9 percent in the first quarter of 2012. Billings-based operating margin is calculated similar to revenue-based non-GAAP operating margin, but is computed using billings as the top-line measure and excludes deferred appliance costs to match current period sales activities with current period costs.

•	A non-GAAP tax provision of $1.7 million, compared with a non-GAAP tax provision of $3.2 million in the first quarter of 2012, both based on an effective non-GAAP tax rate of 19.0 percent.

•
Non-GAAP net income of $7.3 million, or 20 cents per diluted share, compared with $13.7 million, or 36 cents per diluted share, in the first quarter of 2012, as we incurred increased operating expenses primarily related to our sales force expansion, which was substantially completed in the quarter.

Summary Metrics

Millions, except percentages, number of transactions, duration, and days billings outstanding	Q1'13	Q1'12	Y/Y Chg
Total billings	$81.8	$80.6	1.5%
U.S. billings	$39.0	$37.5	4.0%
International billings	$42.8	$43.1	-0.7%
TRITON solution billings[2]	$54.7	$49.0	11.6%
Appliance billings	$6.9	$6.0	15.0%
Number of transactions > $100K	144	121	19.0%
Average contract duration (months)	23.3	25.5	-8.6%
Days billings outstanding (DSOs)	64	69	-5 days
Cash and cash equivalents	$83.7	$70.3	19.1%
Balance on revolving credit facility	$68.0	$68.0	—
Share repurchases ($)	$5.0	$20.0	-75.0%

1.
A detailed description of the company's non-GAAP financial measures appears under "Non-GAAP Financial Measures" and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables "Reconciliation of GAAP to Non-GAAP Financial Measures."

2.
TRITON solutions include the TRITON family of security gateways for web, email, mobile, and data security (including related appliances and technical support subscriptions), Websense Data Security Suite and cloud-based security solutions. Non-TRITON solutions include web filtering products, including Websense Web Filtering, Websense Web Security Suite and related appliances, plus SurfControl email security products.

Outlook for the Second Quarter and Fiscal Year 2013
Websense provides guidance on anticipated financial performance for the second quarter and the year based on an assessment of the current business environment, historical seasonal business trends, and prevailing exchange rates between the U.S. dollar and other major currencies. Annual guidance is updated each quarter with the release of quarterly results. In providing guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 24 and 26 months and prevailing currency exchange rates of $1.28 for the Euro and $1.52 for the Pound Sterling. The company disclaims any obligation to update the statements as circumstances change.

Millions, except percentages and per share amounts	Q2'13 Outlook	2013 Outlook
Total billings	$86.5 – 91.5	$374 – 394
Appliance billings (% of total billings)	7 – 8%	7 – 8%
Revenues	$86 – 89	$351 – 361
Non-GAAP gross profit margin	Approximately 83%	Approximately 83%
Non-GAAP operating margin	9 – 12%	11 – 13%
Billings-based non-GAAP operating margin	9 – 14%	17 – 20%
Non-GAAP earnings per diluted share	$0.17 – 0.21	$0.78 – 0.93
Non-GAAP effective tax rate	19%	19%
Average diluted shares outstanding	Approximately 37	Approximately 37
Cash flow from operations	$9 – 11	$66 – 76
Capital expenditures	Approximately $4	$15 – 17

Management further indicates:

•	Expected stock repurchases of approximately $5.0 million per quarter in 2013.

•	Non-cash items related to the recognition of revenue and costs associated with pre-2011 appliance billings:

◦
Remaining deferred revenue of $1.9 million from pre-2011 appliance billings (as of March 31, 2013) that will continue to be recognized ratably according to the original subscription periods, including $0.6 million to be recognized in the second quarter of 2013 (compared with $1.6 million in the second quarter of 2012).

◦
Remaining deferred costs of $1.0 million from pre-2011 appliance billings (as of March 31, 2013) that will continue to be recognized ratably according to the original subscription periods, including $0.3 million to be recognized in the second quarter of 2013 (compared with $0.7 million in the second quarter of 2012).

◦
On January 1, 2011, Websense adopted Accounting Standards Update (ASU) 2009-13 (Multiple Deliverable Revenue Arrangements) and ASU 2009-14 (Certain Revenue Arrangements That Include Software Elements), which requires the immediate recognition of appliance revenues upon sale. Prior to January 1, 2011, the company recognized revenue and costs from appliance sales ratably according to the original related software subscription terms. The schedules below summarize the actual and expected recognition of remaining deferred appliance revenues and costs by quarter for 2012 and 2013:

2012 Summary of Amounts Related to pre-2011 Appliance Sales

		2012 Recognition Schedule (actual)
Millions	Deferred balances as of 12/31/11 (actual)	Q1'12	Q2'12	Q3'12	Q4'12	2012	Remaining deferred balances as of 12/31/12 (actual)
Revenue	$8.6	$1.7	$1.6	$1.4	$1.2	$5.9	$2.7
Costs	$4.0	$0.8	$0.7	$0.6	$0.5	$2.6	$1.4

2013 Summary of Amounts Related to pre-2011 Appliance Sales

		2013 Recognition Schedule
Millions	Deferred balances as of 12/31/12 (actual)	Q1'13 (actual)	Q2'13 (expected)	Q3'13 (expected)	Q4'13 (expected)	2013 (expected)	Remaining deferred balances as of 12/31/13 (expected)
Revenue	$2.7	$0.8	$0.6	$0.5	$0.3	$2.2	$0.5
Costs	$1.4	$0.4	$0.3	$0.2	$0.1	$1.0	$0.4

Conference Call Details
Management will host a conference call and simultaneous webcast to discuss the financial results and outlook today, April 25, at 2 p.m. PDT / 5 p.m. EDT. To participate in the conference call, investors should dial (866) 757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the internet at investor.websense.com. An archive of the webcast will be available on the company's website through June 30, 2013, and a recorded replay of the call will be available for one week at 855-859-2056 or 404-537-3406, pass code 22448863.

Non-GAAP Financial Measures
This news release provides financial measures for non-GAAP gross profit, operating expenses, operating margin, income from operations, provision for income taxes, net income, and diluted earnings per share that are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding performance that enhances management's and investors' ability to evaluate the company's operating results, trends, and prospects and to compare current operating results with historical operating results. Reconciliations of the GAAP and non-GAAP financial measures for the first quarters of both years are provided at the end of this news release.
This news release also includes financial measures for various categories of billings, billings operating margin and other billings-related measures that are numerical measures that cannot be calculated in accordance with GAAP. Billings-based non-GAAP operating margin is calculated similar to revenue-based non-GAAP operating margin, but uses billings as the top-line measure and excludes deferred appliance costs to match current period sales activities with current period costs. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company's sales activities in the current period. The company believes that these measurements are useful to investors because the GAAP measurements of revenues and deferred revenue in the current period include subscription contracts commenced in prior periods. The rollforward of deferred revenue (which includes billings and revenues) for the first quarter of 2013 is set forth at the end of this news release.

About Websense, Inc.
Websense, Inc. (NASDAQ: WBSN) is a global leader in protecting organizations from the latest cyber attacks and data theft. Websense TRITON comprehensive security solutions unify web security, email security, mobile security and data loss prevention (DLP) at the lowest total cost of ownership. Tens of thousands of enterprises rely on Websense TRITON security intelligence to stop advanced persistent threats, targeted attacks and evolving malware. Websense prevents data breaches, intellectual property theft and enforces security compliance and best practices. A global network of channel partners distributes scalable, unified appliance- and cloud-based Websense TRITON solutions.
Websense TRITON stops more threats, visit www.websense.com/proveit to see proof. To access the latest Websense security insights and connect through social media, please visit social.websense.com. For more information, visit www.websense.com and www.websense.com/triton.

Follow Websense on Twitter: www.twitter.com/websense
Join the discussion on Facebook: www.facebook.com/websense

# # #
This news release contains forward-looking statements that involve risks, uncertainties, assumptions, and other factors which, if they do not materialize or prove correct, could cause Websense's results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including financial estimates; the statements of John McCormack; statements about our expected success of our strategic initiatives and selling products; statements regarding market share gains and trends; statements about the effectiveness of our products; statements about customer acceptance of our products and services; billings, revenues, and growth trends; statements regarding expected repurchases of our common stock; and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” and similar words. The potential risks and uncertainties that contribute to the uncertain nature of these statements include, among others, risks associated with product performance, launching new product offerings, products and fee structures in a changing market, the success of Websense's brand development efforts, the volatile and competitive nature of the internet and security industries, changes in domestic and international market conditions, fluctuations in currency exchange rates and impacts of macro-economic conditions on our customers, ongoing compliance with the covenants in the company's credit facility, changes in accounting interpretations, and the other risks and uncertainties described in Websense's public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
The following financial information should be read in conjunction with the audited financial statements and notes thereto, included in Websense, Inc.'s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Websense, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues:
Software and service	$80,146	$82,008
Appliance	7,349	7,516
Total revenues	87,495	89,524
Cost of revenues:
Software and service	11,433	10,975
Appliance	2,939	3,187
Total cost of revenues	14,372	14,162
Gross profit	73,123	75,362
Operating expenses:
Selling and marketing	43,657	39,027
Research and development	16,716	15,290
General and administrative	9,263	10,318
Total operating expenses	69,636	64,635
Income from operations	3,487	10,727
Interest expense	(634)	(656)
Other income (expense), net	(379)	(252)
Income before income taxes	2,474	9,819
Provision (benefit) for income taxes	(298)	11,652
Net income (loss)	$2,772	$(1,833)

Basic net income (loss) per share	$0.08	$(0.05)
Diluted net income (loss) per share	$0.08	$(0.05)
Weighted average shares — basic	36,461	37,630
Weighted average shares — diluted	36,823	37,630

Financial Data:
Total deferred revenue	$395,353	$384,076

Websense, Inc.
Consolidated Balance Sheets
(In thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,687	$64,584
Accounts receivable, net	57,925	89,071
Income tax receivable / prepaid income tax	3,900	3,989
Current portion of deferred income taxes	27,914	28,933
Other current assets	14,748	13,249
Total current assets	188,174	199,826
Cash and cash equivalents – restricted	674	662
Property and equipment, net	20,405	18,901
Intangible assets, net	16,510	17,940
Goodwill	372,445	372,445
Deferred income taxes, less current portion	8,154	7,335
Deposits and other assets	6,459	7,352
Total assets	$612,821	$624,461
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,157	$7,941
Accrued compensation and related benefits	23,370	24,981
Other accrued expenses	11,779	12,413
Current portion of income taxes payable	3,577	694
Current portion of deferred tax liability	42	42
Current portion of deferred revenue	241,960	243,945
Total current liabilities	284,885	290,016
Other long term liabilities	2,987	2,044
Income taxes payable, less current portion	9,644	10,514
Secured loan	68,000	68,000
Deferred tax liability, less current portion	2,021	2,026
Deferred revenue, less current portion	153,393	157,112
Total liabilities	520,930	529,712
Stockholders’ equity:
Common stock	584	580
Additional paid-in capital	444,101	443,100
Treasury stock, at cost	(443,145)	(436,426)
Retained earnings	93,368	90,596
Accumulated other comprehensive loss	(3,017)	(3,101)
Total stockholders’ equity	91,891	94,749
Total liabilities and stockholders’ equity	$612,821	$624,461

Websense, Inc.
Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	Three Months Ended March 31,
	2013	2012
Operating activities:
Net income (loss)	$2,772	$(1,833)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,655	4,906
Share-based compensation	5,133	5,014
Unrealized loss on foreign exchange	628	144
Excess tax benefit from share-based compensation	(49)	(130)
Changes in operating assets and liabilities:
Accounts receivable	30,507	18,968
Other assets	(481)	321
Accounts payable	(5,502)	(3,206)
Accrued compensation and related benefits	(1,491)	(680)
Other liabilities	929	(483)
Deferred revenue	(5,710)	(8,962)
Income taxes payable and receivable/prepaid	(2,192)	8,297
Net cash provided by operating activities	29,199	22,356
Investing activities:
Change in restricted cash and cash equivalents	(1)	(17)
Purchase of property and equipment	(2,851)	(2,784)
Net cash used in investing activities	(2,852)	(2,801)
Financing activities:
Principal payments on secured loan	—	(5,000)
Principal payments on capital lease obligation	—	(587)
Proceeds from exercise of stock options	88	1,383
Excess tax benefit from share-based compensation	49	130
Tax payments related to restricted stock unit issuances	(1,715)	(1,475)
Purchase of treasury stock	(5,099)	(20,490)
Net cash used in financing activities	(6,677)	(26,039)
Effect of exchange rate changes on cash and cash equivalents	(567)	629
Increase (decrease) in cash and cash equivalents	19,103	(5,855)
Cash and cash equivalents at beginning of period	64,584	76,201
Cash and cash equivalents at end of period	$83,687	$70,346
Cash paid during the period for:
Income taxes including interest and penalties, net of refunds	$1,146	$2,997
Interest	$543	$607
Non-cash financing activities:
Change in operating assets and liabilities for unsettled purchase of treasury stock and exercise of stock options	$(99)	$313
Capital lease obligation incurred for a software license arrangement	$1,747	$—

Websense, Inc.
Rollforward of Deferred Revenue
(Unaudited and in thousands)

Deferred revenue balance at December 31, 2012	$401,057
Net billings during first quarter 2013	81,786
Less revenue recognized during first quarter 2013	(87,495)
Translation adjustment	5
Deferred revenue balance at March 31, 2013	$395,353

Websense, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012

GAAP gross profit	$73,123	$75,362
Amortization of acquired technology (1)	10	539
Share-based compensation (2)	258	338
Gross profit adjustment	268	877
Non-GAAP gross profit	$73,391	$76,239

GAAP operating expenses	$69,636	$64,635
Amortization of other intangible assets (1)	(1,353)	(1,512)
Share-based compensation (2)	(4,875)	(4,675)
Operating expense adjustment	(6,228)	(6,187)
Non-GAAP operating expenses	$63,408	$58,448

GAAP income from operations	$3,487	$10,727
Gross profit adjustment	268	877
Operating expense adjustment	6,228	6,187
Non-GAAP income from operations	$9,983	$17,791

GAAP provision (benefit) for income taxes	$(298)	$11,652
Provision (benefit) for income taxes adjustment (3)	2,014	(8,433)
Non-GAAP provision for income taxes	$1,716	$3,219

GAAP net income (loss)	$2,772	$(1,833)
Gross profit adjustment	268	877
Operating expense adjustment	6,228	6,187
Amortization of deferred financing fees (4)	59	59
Provision (benefit) for income tax adjustment	(2,014)	8,433
Non-GAAP net income	$7,313	$13,723

GAAP net income (loss) per diluted share	$0.08	$(0.05)
Non-GAAP adjustments as described above per share, net of tax (1-4)	0.12	0.41
Non-GAAP net income per diluted share	$0.20	$0.36

(1) Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(2) Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(3) Non-GAAP effective tax rate. The company's annual non-GAAP effective tax rate is calculated by dividing the company's estimated annual non-GAAP tax expense by its estimated annual non-GAAP taxable income. The company's estimated non-GAAP taxable income is determined by adjusting its estimated GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its annual estimated non-GAAP tax expense by adding together the estimated non-GAAP tax expense for each country based on each country's applicable tax rate. The company determines its interim non-GAAP effective tax expense in accordance with the general principles of ASC 740, Accounting for Income Taxes. The company's non-GAAP effective tax rate is based on the company's anticipated long term annual non-GAAP tax expense divided by the company's long term annual non-GAAP taxable income on a country by country basis.

(4) Amortization of deferred financing fees. This is a non-cash charge that is disregarded by the company's management when evaluating our ongoing performance and/or predicting our earnings trends, and is excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

Websense, Inc.
Non-GAAP Billings Operating Margin Reconciliation
(Unaudited and in thousands, except percentages)

	Three Months Ended March 31,
	2013		2012
Billings:
Software and service	$74,935	91.6%	$74,615	92.6%
Appliance	6,851	8.4%	5,952	7.4%
Total billings	81,786	100.0%	80,567	100.0%

Non-GAAP cost of billings:
Software and service	11,165	14.9%	10,098	13.5%
Appliance (1)	2,594	37.9%	2,429	40.8%
Total non-GAAP cost of billings	13,759	16.8%	12,527	15.5%

Non-GAAP gross margin:
Software and service	63,770	85.1%	64,517	86.5%
Appliance	4,257	62.1%	3,523	59.2%
Total non-GAAP gross margin	68,027	83.2%	68,040	84.5%

Non-GAAP operating expenses:
Selling and marketing	40,482	49.5%	35,734	44.4%
Research and development	15,502	19.0%	14,019	17.4%
General and administrative	7,424	9.1%	8,695	10.8%
Total non-GAAP operating expenses	63,408	77.6%	58,448	72.6%

Non-GAAP billings operating margin	$4,619	5.6%	$9,592	11.9%

(1) Excluding deferred appliance expenses associated with pre-2011 appliance sales.

The non-GAAP financial measures included in the tables above and in the tables on the preceding page are non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP provision for income taxes, non-GAAP net income and non-GAAP net income per diluted share, billings, non-GAAP cost of billings, non-GAAP gross margin and non-GAAP billings operating margin which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets, deferred expenses and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the company's operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the company's operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the company's performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.